Exhibit 10.1
CAMPBELL SOUP COMPANY

Non-Employee Director Compensation for Calendar 2022

Board and Committee Retainer for Calendar 2022

$119,000 shall be paid in cash
$144,500 shall be paid in shares of Campbell stock

Additional Retainers for Board Chair, Committee Chairs and Audit Committee Members

In addition to the above Board and Committee retainer, the following amounts shall be paid 50% in cash and 50% in shares of Campbell stock:

$350,000	Chair of the Board
$25,000	Audit Committee chair
$20,000	Compensation and Organization Committee chair
$15,000	Finance Committee chair
$15,000	Governance Committee chair
$7,500	Audit Committee members (excluding the Audit Committee chair)

The retainers will be paid quarterly in arrears. Prior to the beginning of a calendar year, a non-employee director may elect to (i) receive shares of Campbell stock in lieu of the cash portion of any retainer (such election to be made in 10% increments) and/or (ii) defer all or a portion of any cash or stock retainer in accordance with the terms and conditions of the Campbell Soup Company Supplemental Retirement Plan.